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FOR IMMEDIATE RELEASE                       Contact:   Edward P. Drudge, Jr.
                                                       Chairman and
                                                       Chief Executive Officer



                    Personnel Group of America, Inc. Offers
                7.0 Million Shares in Follow-On Public Offering


CHARLOTTE, NC  (May 14, 1998) -- Personnel Group of America, Inc.
(NYSE:PGA) today announced a public offering of 7.0 million shares of common stock at a price of $20.00 per share. The offering was underwritten by a group led by Salomon Smith Barney.

         All of the shares are being offered by the Company. The Company has granted the underwriters a 30-day over-allotment option to purchase an additional 1,050,000 shares of common stock. The Company intends to use all of the net proceeds of this offering to repay outstanding indebtedness under its revolving credit facility.

         A copy of the final prospectus relating to this offering may be obtained from Salomon Smith Barney, 333 West 34th Street, New York, New York 10001.

         Personnel Group of America, Inc. is a diversified staffing services company providing a full range of information technology and commercial staffing services. The Company operates through 138 offices in 25 states and the District of Columbia. PGA's Information Technology Division is comprised of 14 companies, and its Commercial Staffing Division is comprised of 25 companies. Each of PGA's companies operates in a decentralized manner and typically retains its local brand name.

         Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on PGA's operating results, performance or financial condition are fluctuations in the economy, the degree and nature of competition and the demand for PGA's services, changes in laws and regulations affecting PGA's business, PGA's inability at any time to complete acquisitions and integrate the operations of acquired businesses, to recruit and place temporary professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures and wage inflation, and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.



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